HomebuilderStocks.com

The Debate Continues on the Potential for Homebuilder Stocks to Rebound

Despite the Lows in Homebuilder Stocks this Year, the Industry Continues to Show Signs of Strength

POINT ROBERTS, WA, Delta B.C. – Sept 27, 2006 - www.HomebuilderStocks.com (HBS), a global investor and industry news portal for the homebuilder sector, reports on homebuilder stocks and the current housing market.  The housing sector, which has experienced record-breaking numbers over the past five years has seen significant slowing this year.  Homebuilder stocks have felt the brunt of this decline in their share value over the past several months.  While many speculate as to whether or not this sector has reached a bottom, some of the large players in this industry have started to realize gains in their stock price since mid-summer.

Over the past couple of months many of the major homebuilders have experienced climbing share prices. KB Home, Toll Brothers Inc. and D.R. Horton have each seen their stock price gain over $3.25 since July 31st based on yesterday’s close.  More impressive are the gains seen by building giants Pulte Homes and Centex Corporation. Pulte has enjoyed a stock increase of $4.74, moving from a July 31st close of $28.50 to a recent close of $33.24, while Centex has seen a gain of $7.67, jumping from $47.31 at the end of July, to its recent close of $54.98. With these industry leaders showing signs of stock appreciation, the debate for a market rebound strengthens.

Despite the lows in homebuilder stocks this year, the industry continues to show evidence of strength.  As Dr. Mike Huddy, CEO of International Barrier Technology (OTCBB: IBTGF; TSXV: IBH), a manufacturer of proprietary fire resistant building materials describes, “There is some regionality in the market itself in that some places in the United States are still relatively strong with respect to homebuilding.  Even though many talk about this year as being the lowest in three years, people should remember that for the past three years we set an all-time record in the homebuilding industry. In addition, this current year will most likely still stack up as being one of the top five in history for homebuilding in the United States.”

Despite the fact that existing home sales dropped by 0.5 percent last month, moving from 6.33 million units in July to 6.30 million units in August, the National Association of Realtors® (NAR) describes this level of sales as stabilized at a sustainable pace.

NAR’s chief economist, David Lereah recently stated that home sales appear to be leveling out.  “After a stronger-than-expected drop in July, the fairly even sales numbers in August tell us the market is at a more sustainable pace.  It keeps us on track to see the third highest sales year on record, but we do expect an adjustment in home prices to last several months as we work through a build up in the inventory of homes on the market.”

On the commercial side the NAR recently released positive comments in its latest ‘Commercial Real Estate Outlook’, which indicated that the commercial market is fundamentally solid and that they anticipate vacancy rates to tighten, as well as a continuation of large investments into the commercial sector and rising rents.

International Barrier Technology has managed to continue to increase sales and customer base despite declines in the homebuilding arena, reporting records for both monthly sales volume and revenue for the month ending August 31, 2006.  “Our strategy of focusing on sales volume and picking up market share in regions of the country that continue to be heavy participants in the types of building projects suitable for our products, remains the same.  As a result, we continue to set new sales records and achieve double digit growth on a regular basis,” states Dr. Huddy.

Featured Companies: (HBS is compensated by International Barrier as disclosed in disclaimer.)

International Barrier Technology Inc. (IBTGF: OTCBB; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®.  Barrier’s award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. For more information: http://www.homebuilderstocks.com/Companies/IntlBarrier/Default.asp

About our Homebuilder Portal: www.HomebuilderStocks.com is an investor and industry news portal for the homebuilding sector within the InvestorIdeas.com™ content umbrella. The HBS website does not make recommendations, but offers a unique free information portal to research news, exclusive articles, interviews, investor conferences and a growing list of participating public companies in the sector.

For our list of companies participating in the home building industry click here: http://www.homebuilderstocks.com/Companies/HomebuilderStocks/HomebuilderStockList.asp

InvestorIdeas.com™ Disclaimer: www.InvestorIdeas.com/About/Disclaimer.asp.

Our sites do not make recommendations, but offer information portals to research news, articles, stock lists and recent research. Nothing on our sites should be construed as an offer or solicitation to buy or sell products or securities.  We attempt to research thoroughly, but we offer no guarantees as to the accuracy of information presented.  All Information relating to featured companies is sourced from public documents and/ or the company and is not the opinion of our web sites. Our sites are currently compensated for by their "featured companies."  HBS is compensated by International Barrier Technology, Inc. (IBTGF: OTCBB): Three thousand per month and 100,000 options.

For more information contact:

Dawn Van Zant 800.665.0411

Email: dvanzant@investorideas.com

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Source: HomebuilderStocks.com and International Barrier Technology Inc.